Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl
Operator:
Good afternoon and welcome to Diodes Incorporated’s fourth quarter and fiscal 2010 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Wednesday, February 9, 2011. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ fourth quarter and fiscal 2010 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, February 9, 2011. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income (loss) attributable to common stockholders” as “GAAP net income.”
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
I am pleased to once again report another solid quarter and year of profitable growth for Diodes. We continued to experience strong demand for our products across all of our worldwide markets, driven by the continued ramp-up of previous design wins and customer acceptance of our new product portfolio. In 2010, we achieved record results which underscores the successful execution of our profitable growth model as we emerged from the 2009 downturn as a stronger company. This accomplishment was further highlighted by our seventh consecutive quarter of sequential revenue growth and our 20th consecutive year of profitability.
The diversity of our end markets and geographic exposure provides us the flexibility to shift our focus to the product areas or regions where we can maximize our growth and profits. For example, even though notebooks may be experiencing slower growth in the U.S., we also participate in the fast growing tablet market where we are achieving significant growth and market penetration. Additionally, while industry estimates indicate that the U.S. consumer and computing markets may be slowing, these end markets are experiencing higher growth rates in Asia, which is a region where we have over 70 percent of our revenues. Likewise, during the middle to late part of 2010 we were able to focus on the European and North American markets to take advantage of the relative strength in these regions, which contributed to our past revenue growth. I believe it is this flexibility and the diversity of our business model that has allowed us to achieve better than market growth rates and richer product mix. This strategy has been consistently successful for Diodes and our shareholders, and we plan to continue to execute on this strategy for years to come.
In regards to the fourth quarter, we generated record gross margin of 38.3 percent primarily due to the benefits of an improved product mix, our aggressive cost reductions, as well as efficiencies at our manufacturing facilities. As I have stated in the past, our model rate continues to be in the 35 percent range, but we always strive to improve our gross margins in support of our profitable growth strategy. We will always seek ways to gain more profit dollars when and where we can without sacrificing revenue growth.
Our accomplishments in 2010 have established a strong foundation for continued growth momentum into 2011. We remain positive on our outlook due to our strong design win traction, highly successful new product initiatives and additional opportunities to capitalize on Zetex cross-selling synergies. Although typically a seasonally slower period, our current environment appears to be exhibiting stronger seasonal demand than in previous first quarters. We are increasing assembly/test equipment capacity in the first quarter, but our manufacturing output is being affected by reduced equipment utilization caused by China labor shortages and fewer working days and the Chinese New Year in February. As such, we are guiding revenue for the first quarter of 2011 to be flat to down five percentage points with fourth quarter 2010.
In closing, I would like to emphasize that our record results and consistent execution reflect Diodes’ continued commitment to achieve growth rates that exceed our addressable markets. Our future growth will be driven by securing greater market share in key-end equipment, launching additional products in new markets and leveraging our broadened product portfolio to maintain a high level of design wins, including an increasing contribution from our newly released standard logic products.
With that, I will turn the call over to Rick to discuss our fourth quarter financial results and first quarter guidance in more detail.
Rick White, CFO
Thanks, Dr. Lu, and good afternoon everyone.
As Dr. Lu mentioned, Revenue for 2010 was a record $612.9 million, a 41.1 percent increase over the $434.4 million in 2009. For the fourth quarter, revenue was $163.8 million, an increase of 25.7 percent over the $130.3 million in the fourth quarter of 2009 and a moderate sequential increase over the $163.1 million in the third quarter of 2010.
Gross profit for 2010 was a record $225 million, increasing $104 million or 86 percent from 2009. Gross margin increased 880 basis points over 2009 to 36.7 percent, primarily due to benefits from our cost reduction initiatives, high operational performance and utilization at our wafer fabs, record output at our packaging facilities and favorable product mix related to our new product initiatives. For the fourth quarter, gross profit was $62.6 million, or 38.3 percent of revenue, compared to $41.8 million, or 32.1 percent of revenue, in the fourth quarter of 2009 and $61.0 million, or 37.4 percent of revenue, in the third quarter of 2010. Gross margin was above our model rate of 35 percent due to our factories running at maximum production and efficiency, as well as continued improvements in product mix. Packaging capacity from our China facilities increased 3 percent sequentially in the fourth quarter to 6.3 billion units. We expect equipment capacity to increase approximately 4 percent in the first quarter, but total output will be down approximately 9 percent due to reduced equipment utilization because of the recent China labor shortages in the coastal region coupled with fewer working days and the Chinese New Year Holiday in February.
Total operating expenses for the fourth quarter were $30.4 million, or 18.6 percent of revenue, an improvement from the 19.1 percent of revenue last quarter and in line with our expectations of a 50 to 100 basis point sequential decline.
Looking specifically at Selling, General and Administrative expenses for the fourth quarter, SG&A was approximately $23.1 million, or 14.1 percent of revenue, which is in line with $22.8 million, or 14.0 percent, last quarter.
Investment in Research and Development for the fourth quarter was $6.2 million, or 3.8 percent of revenue, compared to $7.2 million, or 4.4 percent of revenue, in the third quarter.
Total Other Expense amounted to $1.1 million for the fourth quarter.
Looking at interest income and expense, we had approximately $260,000 of interest income and approximately $900,000 of interest expense primarily related to our Convertible Senior Notes.

During the fourth quarter of 2010, we recorded approximately $1.9 million of non-cash, amortization of debt discount related to the U.S. GAAP requirement to separately account for a liability and equity component of our Convertible Senior Notes. Also included in Total Other Expense was approximately $1.0 million of income from forgiveness of debt from one of our Asia subsidiaries.
Income Before Income Taxes and Noncontrolling Interest in the fourth quarter amounted to $31.1 million, compared to income of $11.4 million in the fourth quarter of 2009 and income of $27.4 million in the third quarter of 2010.
Turning to income taxes, our effective income tax rate in the fourth quarter was 19.7 percent, which was at the low end of our revised guidance range of 20 to 24 percent.
GAAP net income for the full year of 2010 was $76.7 million, or $1.68 per diluted share, compared to $0.17 per diluted share last year, and as Dr. Lu mentioned represented our 20th consecutive year of profitability. Non-GAAP adjusted net income for the year was $1.82 per diluted share. For the fourth quarter, GAAP net income was $24.0 million, or $0.52 per diluted share, compared to fourth quarter of 2009 net income of $14.2 million, or $0.32 per diluted share, and third quarter of 2010 net income of $21.2 million, or $0.46 per diluted share. The share count used to compute GAAP diluted earnings per share for the fourth quarter was 45.9 million shares.
Fourth quarter Non-GAAP adjusted net income was $25.3 million, or $0.55 per diluted share, which excluded, net of tax, $1.5 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, $0.9 million of income from forgiveness of debt and $0.8 million of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in fourth quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, of non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.
Cash flow from operations for the fourth quarter was $28.0 million, net cash flow was $7.1 million and free cash flow was $5.5 million. For the year, cash flow from operations was $118.0 million; net cash flow was $28.9 million and free cash flow was $29.2 million.
Turning to the balance sheet, at the end of the fourth quarter, we had $271 million in cash. Our working capital at quarter-end was approximately $289 million. In the fourth quarter, our Convertible Senior Notes, which are redeemable in October 2011, were categorized on our balance sheet as a current liability and amount to approximately $128 million.
At the end of the fourth quarter, inventory was approximately $121 million, an increase of $8.0 million from the third quarter. This increase was due to a $2.0 million increase in Raw Materials, $4.0 million increase in Work in Process and a $2 million increase in Finished Goods. Inventory days were 104, compared to 95 days in the third quarter of 2010.
Accounts receivable was approximately $129 million and A/R days were 69.

Capital expenditures were $14.4 million during the fourth quarter, or 8.8 percent of revenue, compared to 15.2 percent of revenue in the third quarter. For the full year 2010, CapEx totaled $86.6 million, or 14.1 percent of revenue, which was above our model level of 12 percent due to reduced CapEx in 2009. Our investments in capacity expansion at our packaging facilities allowed us to achieve record output during the year, while also further supporting our growth in 2011. We expect CapEx for 2011 to be back to our targeted range of 10 to 12 percent of revenue.
Depreciation and amortization expense for the fourth quarter was $14.0 million.
Turning to our Outlook...
In terms of first quarter guidance, we are increasing assembly/test equipment capacity in first quarter, but our manufacturing output is being affected by reduced equipment utilization caused by China labor shortages and fewer working days and the Chinese New Year Holiday in February. As such, we expect revenue for the first quarter of 2011 to be flat to down five percentage points compared to fourth quarter 2010. In addition to the impact on revenue, equipment utilization is also affecting our gross margin which we expect to be 36.5 percent, plus or minus one percentage point. Gross margin will also be influenced by our China wage increases and start-up costs associated with our new Chengdu assembly facility. Operating expenses are expected to be comparable to the fourth quarter levels on a percent of revenue basis. We expect our income tax rate to range between 17 and 23 percent. Shares used to calculate GAAP EPS for the first quarter are anticipated to be approximately 46.3 million.
With that said, I will now turn the call over to Mark King
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
As Dr. Lu was mentioning, our record results in 2010 demonstrate the scalability and sustainability of our profitable growth model. Both Diodes and Zetex-branded products reached record levels during the year as we continued to gain traction on both design wins and new product releases. From an industry perspective, we believe the market has normalized and returned to typical seasonal trends with a healthy environment and long-term outlook. Overall, we feel very positive about Diodes’ position in the market and our opportunities for continued growth in 2011.
In terms of end market breakout, consumer represented 32 percent of revenue, computing 28 percent, industrial 20 percent, communications 17 percent, and automotive 3 percent.
Asia represented 73 percent of total revenue. Sales increased 2 percent sequentially led by strength in consumer portables, smartphones and tablets with notebook, notebook adapters and power supply relatively flat. Similar to last quarter, LCD/LED TV and panels decreased slightly during the quarter. Channel inventory rose to a traditional 3 months
In North America, fourth quarter sales represented 13 percent of total revenue. Sales decreased 27 percent sequentially, as compared to a huge Q3 where distributors took advantage of Diodes ability to ship, while competitors struggled to deliver products. As a result, distributor POP declined 33 percent from the third quarter, but Q3 and Q4 together averaged 22 percent higher than Q2. Distributor inventory is healthy and decreased in the fourth quarter. OEM sales declined at seasonal levels. For 2010, the North American region increased 86 percent year-over-year and distributor POS increased 73 percent and is positioned for continued growth in 2011.
To support internal wafer demand, we continued to reduce external foundry wafer sales, which decreased another 76 percent quarter-over-quarter and were down $7.5 million for the year. We have reached our goal to internalize our wafer production, and wafer revenue will not be material going forward.
Sales in Europe accounted for 14 percent of total revenue and increased 27 percent sequentially despite typical seasonality. Sales were driven by a 25 percent increase at industrial customers, 22 percent in automotive and a 17 percent increase with consumer customers. Distributor POS continued to gain traction and distributor inventory reached 3 months. Demand in the channel remains stable going into the first quarter.
Now turning to new products — It was a very active quarter for new product releases across all products lines.
During the quarter, we released 55 new discrete products across 8 product families. There were 3 key product release related to our MOSFET products. This includes the expansion of Diodes’ IntelliFET® portfolio with the introduction of two single channel and one dual channel device. These self protected MOSFETs are well suited for automotive and industrial applications and ideal for switching inductive loads, such as motors, relays and lamps at low frequencies. Secondly, the Company’s proprietary DIOFETTM process that integrates a power MOSFET and Schottky diode into a single die has been strengthened with the introduction of two devices targeting DC/DC conversion circuits in notebooks. And thirdly, Diodes introduced four MOSFETs packaged in the DFN1006, which deliver higher performance in a low profile package and are ideal for small consumer portables like smartphones, tablets as well as media players.
Also within our discrete side, we released 3 bipolar transistor devices targeting backlighting applications within the LED TV market, as well as 2 high performance devices: one a dedicated gate driver intended for the power supply market, and the other for automotive HID lighting applications.
In terms of analog new product introductions, we released 74 new devices across 8 product families, including the expansion of our LED backlight drivers. During the quarter, we introduced a multi-topology LED driver designed to increase the performance of high brightness automotive, industrial and commercial lighting systems. The ZXLD1374 LED driver is an integrated 60V power MOSFET switch that drives maximum LED current of 1.5A. This driver is capable of delivering the high current levels and tight inter-lamp luminance-matching required by high brightness LED systems.
We also introduced the AL8400 linear LED driver controller, which is designed to tightly regulate LED current via an external transistor across a wide variation of high brightness LEDs. This device has a very low current sensing voltage, which reduces operating voltage overhead and increases efficiency compared with traditional solutions.
We also continued to make progress on further expanding our logic product line, including the introduction of new versions of our CMOS logic families in DFN packages. These low power logic devices draw less than 1µA of supply current, making them ideal for use in battery powered products, including smartphones, tablets, notebooks, consumer portables and other high volume key end equipment. There continues to be a high level of interest from major customers for our single-gate products as well as our future product roadmap.
In terms of global design wins, we had another very strong quarter for design win activity across a broad range of product lines and end equipments. We saw three of our products, an SBR®, Schottky diode, and voltage regulator, adopted into power chargers for a major high volume manufacturer of MP3 players and tablet PCs. These devices combined high power efficiency with a very small form factor and reduced height, advantages that are highly valued in consumer charger applications.
In consumer products, we saw design wins for our Hall Sensor devices into 3 different notebook PC platforms, further increasing our share of notebook open/close sensor sockets. We had very healthy growth in our USB power switch adoption across a variety of computing products, including wins in notebooks, notebook gateways, docking stations, and optical disk drives. In addition, we also saw our USB power switches pushing further into the consumer products space with wins in set-top box and LED TV applications.
In the industrial space, we saw further gains from our line of cost-competitive LED drivers with three new wins for MR16 applications, including one multimillion unit per year opportunity. Our DIODESTARTM products also continued to achieve strong design-win momentum with industrial and telecom equipment wins that allowed us to expand our customer reach to new accounts.
In summary, I believe that Diodes remains well positioned for continued growth and will further benefit from the disciplined execution of our profitable growth strategy. This approach has allowed us to consistently grow faster than our addressable markets as we capitalize on driving revenue growth, benefiting from our operational efficiencies and further improving our product mix. Our continued success on new product initiatives and high level of design win activity will be key growth drivers in 2011 and beyond. We are leveraging our broadened product portfolio to gain more share at customers by expanding our content within the same end-equipment. We enter 2011 with momentum across all business segments, and we look forward to reporting our future successes as we achieve new milestones in our business.
With that, I’ll open the call for questions — Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.